EXHIBIT 2

OPERATING AGREEMENT

OF

STARBOARD ENTERPRISES, L.L.C.

    This Operating Agreement of Starboard Enterprises, L.L.C. (the "Company") is entered into effective as of the 2nd day of January, 2002, by, between and among Alden J. Laborde, Margaret B. Laborde, Susan Laborde Couvillon, James M. Laborde, John P. Laborde, Stephanie B. Laborde and Jane Laborde Roussel as managers (herein "Managers") and Alden J. Laborde, Margaret B. Laborde, Susan Laborde Couvillon, James M. Laborde, John P. Laborde, Stephanie B. Laborde and Jane Laborde Roussel as members (herein "Members").

W I T N E S S E T H :

    WHEREAS, Alden J. Laborde, as organizer, organized a Louisiana limited liability company pursuant to La. R.S. 12:1301, et. seq., known as Starboard Enterprises, L.L.C. on the 7th day of December, 2001, the Articles of Organization of which were filed in the Office of the Louisiana Secretary of State on December 10, 2001; and,

    WHEREAS, pursuant to La. R.S. 12:1301, et. seq., the Members and Managers may and pursuant to this Agreement they hereby adopt an Operating Agreement to govern and control the contractual relationships among themselves.

    NOW, THEREFORE, the Members and Managers hereby agree as follows:

I.

FORMATION

   This limited liability company was organized under the laws of the State of Louisiana, effective as of the 7th day of December, 2001.

II.

NAME

   The name of the limited liability company is "Starboard Enterprises, L.L.C." (hereinafter the "Company").

III.

COMMENCEMENT

   The Company commenced on December 7, 2001 and shall continue until terminated as hereinafter provided.

IV.

PURPOSES

   The purposes of the Company are to own a 100% interest in LaBelle Place, L.L.C. and Almar Rexmere Lands, L.L.C., to own and invest in marketable stocks and securities and any other investments a majority of the Managers determines, and to engage in any other activity or business permitted to limited liability companies under Louisiana law and determined by a majority of the Managers.

V.

PRINCIPAL OFFICE

   The principal office of the Company shall be maintained at Suite 1560, 400 Poydras Street, New Orleans, Louisiana 70130, or at such other place or places as a majority of the Managers determine.

VI.

CAPITAL CONTRIBUTIONS

    6.1     Initial Contributions.

            (a) Alden J. Laborde and Margaret B. Laborde herewith contribute their entire right, title and interest in and to the assets described on Exhibit "A" to the capital of the Company and they shall execute Acts of Exchange conveying that property to the Company without any warranties of title, condition or fitness for use and repudiating all implied-at-law warranties, but free and clear of all mortgages and liens. The Managers and Members herewith agree that the current fair market value of those assets is $19,066,400.

            (b) Alden J. Laborde and Margaret B. Laborde are herewith donating a one (1%) percent interest in the Company to all of the other Members who are not separately contributing any capital.

    6.2    Additional Contributions and Interest.

            (a) No Member shall be required to make any additional contributions to the capital of the Company and no Member shall have the right to withdraw any portion of his or its capital contribution.

            (b) No Member shall be paid interest on any capital contributed by him or it to the Company.

    6.3     Capital Accounts. The Members' initial capital account balances shall be as follows:

Initial Capital Account Balance
Member
Alden J. Laborde	$ 10,323,652
Margaret B. Laborde	10,323,653
Susan Laborde Couvillon	41,712
James M. Laborde	41,712
John P. Laborde	41,712
Stephanie B. Laborde	41,712
Jane Laborde Roussel
41,712
$ 20,855,865

Each Member's capital account balance shall be increased by any additional contributions made by him or her to the Company.

VII.

PROFITS, GAINS AND LOSSES

    7.1     Profits, Gains and Losses.

            (a) As used herein, "Profits," "Gains" and "Losses" mean ordinary taxable income; capital or Section 1231 gains; and ordinary, Section 1231 and capital losses, respectively, as determined for Federal income tax purposes (after deducting or capitalizing all guaranteed payments) increased by tax-exempt income and decreased by nondeductible expenses (including nondeductible and non-amortizable syndication costs described in Section 709 of the Internal Revenue Code), but computed by calculating depreciation expense ("Depreciation") for book purposes on the basis of its gross book value on the Company's books using the depreciation method and useful life used by the Company for Federal income tax purposes.

            (b) (1)  The Company's Depreciation deductions as calculated for Federal income tax purposes shall be allocated among the Members in proportion to the allocation among them of depreciation expenses as calculated pursuant to Section 7.1(a) for book purposes; provided, however, that Depreciation deductions allowed for Federal income tax purposes (i) with respect to any asset contributed by a Member to the Company, or (ii) with respect to any asset having a different gross book value than its gross basis for Federal income tax purposes, shall be allocated among the Members in accordance with the principles of Section 704(c) of the Internal Revenue Code and the regulations thereunder (without affecting book capital accounts) so as to take into account the difference between adjusted basis and book value (net of accumulated depreciation) in the manner provided therein.

            (2)  Gains and losses on the sale or other disposition of Company assets (as calculated for Federal income tax purposes) shall be allocated among the Members so as to take into account all differences between the adjusted basis of assets sold or disposed of and their book values (net of accumulated depreciation) but without crediting or debiting capital accounts for said differences, all in accordance with the principles of Section 704(c) of the Internal Revenue Code and the regulations thereunder.

            (c) The adjusted basis of the Company in its oil and gas mineral interests and royalty and overriding royalty interests shall be allocated among the Members in the proportions in which they share in the capital of the Company in accordance with Section 613A(c)(7)(D) of the Internal Revenue Code and the regulations thereunder, taking into account Section 704(c). Each Member shall separately keep records of his share of the adjusted basis of each oil and gas property of the Company, adjust that share each year by depletion claimed by him and use that basis in calculating his taxable gain or loss on the Company's disposition of said property. Depletion for book purposes shall be the actual depletion claimed for income tax purposes, which shall reduce capital accounts accordingly up to the book value of the mineral properties being depleted.

    7.2    Allocations.

            (1) Except as otherwise provided in Sections 7.1 and 7.2(2), Company Profits, Gains and Losses as defined above shall be divided and shared among the Members in the following percentages:

Members	Shares
Alden J. Laborde	49.5%
Margaret B. Laborde	49.5%
Susan Laborde Couvillon	0.2%
James M. Laborde	0.2%
John P. Laborde	0.2%
Stephanie B. Laborde	0.2%
Jane Laborde Roussel	0.2%
100.0%

            (2) Notwithstanding the provisions of Section 7.2(1), if:

(a) A deficit balance in a Member's capital account occurs or the deficit balance in a Member's capital account is increased by adjustments attributable to:

(i) depletion allowances;

(ii) allocations of losses or deductions pursuant to Section 704(e)(2) or 706(d) of the Internal Revenue Code or Section 1.751-1 (b)(2)(ii) of the United States Treasury Regulations; or

(iii) cash or property distributions,in excess of the sum of the amount which he is required to contribute to the Company to eliminate said deficit (or otherwise) and his share of gain which the Company would recognize upon a sale of each asset for an amount equal to the nonrecourse debt encumbering it, he, it or they shall be allocated 100% of the Company's gross ordinary income and Gains in proportion to and to the extent of his share of the deficit balances in all such Members' capital accounts (net of their shares of minimum gain and deficit restoration obligations, and after taking into account the adjustments in Section 7.2(2)(a));

(b) A Member's share of Gain which the Company would recognize on a sale as each asset for an amount equal to the nonrecourse debt encumbering it ("share of minimum gain") is reduced, he it or they shall be allocated 100% as the Company's gross ordinary income and Gains for that year in proportion to and to the extent as his share of the net decrease in Company minimum gain during that year; and

(c) No Member shall be allocated any loss or deduction which would cause the deficit in his capital account balance to exceed his share of minimum gain (as defined in Section 7.2(2)(b)) and any amount of loss or deduction which would otherwise be allocated to said Member shall be allocated among all Members to the extent their deficit capital account balances would not thereby exceed their shares of minimum gain, in proportion to their interests in Company Profits, with any amount which cannot be so allocated to a Member, because of the deficit it would cause in his or its capital account balance, allocated to all Members to whom it can be allocated, in proportion to their interests in the Company as among themselves; provided, however, that the first Profits and Gains recognized by the Company thereafter which otherwise would have been allocated to said Member, in an amount equal to the aggregate losses and deductions which would have otherwise been allocated to said Member but for this Section 7.2(2)(c), shall be allocated among those Members who were allocated said Member's share of those losses and deductions in the proportions in which they were allocated them.

            (3) Pursuant to Treasury Reg. Section 1.752-3(a)(3), the allocation of Profits set forth in Section 7.2(1) shall be deemed the Member's shares of profits for purposes of sharing the nonrecourse liabilities of the Company.

    7.3    Capital Accounts. Each Member's share of Company Profits and Gains allocated pursuant to Sections 7.2(1) and 7.2(2) shall be credited to his capital account. Each Member's share of Losses allocated pursuant to Sections 7.2(1) and 7.2(2) shall be charged against his capital account. Each Member's capital account shall also be reduced by the amount of the reduction and increased by the amount of the increase in the adjusted basis of each Member's interest in the Company under Section 50(c) of the Internal Revenue Code.

VIII.

NET CASH FLOW

    8.1    Definition. For purposes of this Article VIII, the term "net cash flow" for each fiscal year of the Company shall mean the net income of the Company (treating the net loss of the Company as negative net income) as it is determined for Federal income tax purposes plus the sum of (i) the Company's depreciation and amortization deductions claimed for Federal income tax purposes for such year, (ii) any other non-cash charges deducted in determining said Federal net income for such year, and (iii) any non-taxable cash receipts of the Company for such year (other than the proceeds of capital contributions or loans to the Company and the cash proceeds of any sales or other dispositions of any of the assets of the Company other than those sold in the ordinary course of the Company's business) and decreased by the sum of (i) repayments during such year on all obligations of the Company or which otherwise encumber the property of the Company (other than in connection with a refinancing), including repayments of loans made by any Member to the Company, (ii) any other cash expenditures made during such year which are not deducted in computing the net income of the Company for Federal income tax purposes (other than those funded with the proceeds of loans, capital contributions or sales), (iii) any non-cash receipts of the Company for such year attributable to the Property to the extent included in the net income of the Company for Federal income tax purposes for such year, (iv) Gains from the sales of property not in the ordinary course of the Company's business and (v) the amount required to maintain the cash balance of the Company at an amount not in excess of the amount reasonably deemed necessary for the Company's business in the discretion of a majority of the Managers.

    8.2    Mandatory Distributions. Provided the principal balance and accrued interest on all loans from Members have been paid in full, the Managers shall distribute cash equivalent to the net cash flow of the Company for each fiscal year of the Company to the extent not previously distributed to the Member pursuant to Section 8.3 below, within sixty (60) days following the close of said fiscal year, among the Members in the ratios in which they share Company Profits under Section 7.2(1); provided, however, no cash shall be distributed to any Member if the effect thereof would be to create a deficit in his capital account balance or increase the deficit in his capital account below the sum of (a) the amount (if any) which he is required to contribute to the Company and (b) said Member's share of Gain which the Company would recognize upon a sale of its Property for an amount equal to the balance of the nonrecourse debt encumbering it, and such cash shall be retained by the Company and shall be distributed to the Member at the earliest time or times possible when such distributions will not cause such a deficit or increase such a deficit in the distributee's capital account balance.

    8.3    Discretionary Distributions. Provided the principal balance and accrued interest on all loans from Members have been paid in full, a majority of the Managers may at any time during any fiscal year distribute cash equivalent to all or any portion of the net cash flow of the Company for said year, determined as of the date of distribution, to the Member in the proportions set forth in Section 8.2, subject to the proviso contained therein.

    8.4    Excess Funds. Provided the principal balance and accrued interest on all loans from Members have been paid in full, the Managers may distribute all excess funds, other than the net cash flow of the Company, including funds from the refinancing of the Property (or any portion thereof), except for funds placed in reserves established by the Managers or in other reserves and except for restrictions on cash distributions pursuant to the requirements of the Company's lenders, among the Members in the proportions set forth in Section 8.2, subject to the proviso contained therein.

    8.5    Capital Accounts. Any distribution of cash made pursuant to this Article VIII shall be charged against, and shall reduce by the amount distributed, the capital account balance of the Member to whom the distribution is made.

IX.

FISCAL YEAR AND ACCOUNTING METHOD

    The fiscal year of the Company shall be the calendar year. The books and records of the Company shall be maintained on the cash method of accounting.

X.

BOOKS AND RECORDS

    The Managers shall maintain, at the principal office of the Company, for inspection by each Member during reasonable business hours, accurate books of account in which the transactions of the Company shall be recorded. The Managers shall also prepare and file all Federal and Louisiana income tax returns and any other returns or reports required to be filed under the laws of the United States or of the State of Louisiana, and shall furnish to each Member his Form K-1 within ninety (90) days after the close of each fiscal year and (upon request) a copy of all such returns and reports. The Managers shall employ (at the Company's expense) a certified public accountant or a firm of certified public accountants to assist in the preparation of said returns and reports. The Managers shall maintain such bank accounts, in the name of the Company, which they deem necessary in the management of the Company. The Managers may draw upon such funds solely for the account of the Company and the Managers hereby designate any two (2) Managers as signatories on such accounts.

XI.

MANAGEMENT

    11.1    In General. (a) The Managers acting together may bind the Company, make management decisions and take any action on behalf of the Company and a majority of the Managers shall have the powers to:

(1) Borrow funds in the name of the Company on a secured or unsecured basis;

(2) Mortgage any of or grant a security interest in any of the property of the Company on a recourse or nonrecourse basis and to execute acts of mortgage and all types of security instruments with the required and customary Louisiana security clauses, including confession of judgment, the right to executory process, waiver of appraisal and pact de non alienando, and the power to assign and pledge all tenant leases to secure the repayment of any funds borrowed by the Company;

(3) Arrange for permanent financing and refinancing of the real or immovable property of the Company on such terms and conditions and at such interest rates as they may deem competitive in their reasonable judgment, necessary and/or appropriate;

(4) Acquire any immovable property;

(5) Provide for rental and leasing of all or any portion of the property of the Company, enter into leases of the Company's property for agricultural, mineral, recreational, residential or commercial purposes and also to provide for management of the Company's property and perform all tasks in connection with leasing activities, under terms and conditions reasonable and in accordance with industry wide practices;

(6) Make all decisions respecting oil, gas and other mineral operations;

(7) Enter into construction and other contracts to develop any immovable property of the Company or LaBelle Place, L.L.C. for commercial or multi-family residential use;

(8) Vote the Company's interests in any other entity; and,

(9) Generally perform all functions necessary for the Company to conduct its business and fulfill its purposes.

            (b) A majority of the Managers may elect a President, Secretary, Treasurer and one or more Vice-Presidents, Assistant Secretaries and Assistant Treasurers, each to serve until replaced by a majority of the Managers, and a majority of the Managers may delegate to them any or all of the powers listed in Section 11.1(a). The initial officers shall be Alden J. Laborde as President, John P. Laborde as Treasurer and Assistant Secretary, Margaret B. Laborde as Vice-President and Stephanie B. Laborde as Secretary.

    11.2     Removal. A Manager may be removed from his or her position as a Manager upon the unanimous vote of all Members other than that Manager.

    11.3     Indemnification. The Company herewith agrees to indemnify, defend and hold harmless the Managers from and against any liability they should incur in their capacities as Managers, other than liabilities caused by their gross negligence. The Company further exculpates the Managers from any liability owed by them to the other Members arising out of the exercise of their business or investment judgment, whether or not that exercise is in accordance with advice obtained by them from professional advisors.

    11.4    Debt Repayment. The Managers are obligated to pay from the funds of the Company all principal and interest payments on any and all indebtedness of the Company and to insure that the Company will not default on any of its obligations. The Managers' obligations shall, however, be limited to the assets of the Company, except to the extent those obligations were personally guaranteed by them.

    11.5    Other Business. The Managers may not engage in any business on behalf of the Company which is not contemplated by this Agreement without first securing the approval of all of the Members and an amendment to this Agreement, duly executed authorizing the Managers to so act.

    11.6     Tax Matters Partner. John P. Laborde is hereby designated as the Tax Matters Partner within the meaning of Section 6231 of the United States Internal Revenue Code.

XII.

TRANSFER OF MEMBER INTERESTS

    12.1    Right of First Refusal.

            (1) No Member may, during his lifetime or at his death, sell, pledge, assign, donate, bequeath or otherwise dispose of or encumber any interest in the Company other than to persons who are legitimate descendants of the marriage of Alden J. Laborde and Margaret Bienvenu Laborde (or to either or both of them) or trusts in which those blood descendants are the only principal beneficiaries, unless this requirement is waived by the written consent of those Members owning more than sixty percent (60%) of the interests in Company Profits under Section 7.2(1).

            (2) Subject to Section 12.1(1), prior to any sale, exchange, or other transfer (except by legacy, gratuitous (but not remunerative or onerous) donation or inheritance and except for transfers between a Member and his descendants or trusts therefor) of all or any portion of an interest in the company of a Member (or assignee thereof), the transferring Member shall first offer in writing to the Company the interest to be transferred (the "offered interest") at a price no greater than and on terms not less favorable to the Company than the price at which, and the terms on which, said interest is proposed to be transferred ("offered price" and "offered terms," respectively). The Company shall have a period of thirty (30) days after receipt of said written offer to accept said offer.

            (3) In the event the Company fails to accept said offer in said thirty (30) day period, each of the other Members ("Offeree Members") shall be offered in writing such interest in the proportion that such Offeree Member's then interest in the Profits of the Company bears to the then interest in the Profits of the Company of all Offeree Members under Section 7.2(1) (each Member's share of the offered interest being referred to herein as his "proportionate share"), at a price which bears the same ratio to the offered price as his proportionate share bears to all proportionate shares, and on the offered terms. Said Offeree Member shall have a period of thirty (30) days after receipt of said written offer to accept said offer to the extent of each Offeree Member's proportionate share, or to reject said offer. In the event any Offeree Member fails to accept the transferring Member's offer within said thirty (30) day period, the portion of the offered interest then remaining shall, within ten (10) days thereafter, be divided among and sold to the Offeree Members who accepted said offer in proportion that each such Offeree Member's then share of Company profits bears to all such Offeree Members' then shares of Company Profits under Section 7.2(1), at a price which bears the same ratio to the offered price as the interest sold to such Offeree Member bears to the offered interest.

            (4) In the event neither the Company nor the Offeree Member has purchased the offered interest after said ten (10) day period of time, the transferring Member may then transfer the offered interest (but no more and no less than the offered interest) at a price no more favorable to the purchaser than the offered price and on terms no more favorable to the purchaser than the offered terms, for a period of sixty (60) days following the expiration of the last applicable period of time during which any Offeree Member may have purchased said interest, upon complying with the provisions of Section 12.1(2); provided, however, the transferee of the interest of a Member is approved by the other Members in advance, which approval shall not be unreasonably withheld and this approval must be denied within thirty (30) days following notice of the transfer or otherwise it will be deemed granted. Under no circumstances can the offered interest be sold, exchanged, or otherwise transferred after expiration of said sixty (60) day period unless and until it has first been re-offered to the Company and then to the other Members in the complete manner hereinabove provided.

    12.2    Securities Restrictions. After complying with the provisions of Section 12.1, no Member may sell, donate, convey, or otherwise transfer his interest in the Company (except by bequest or inheritance) without first obtaining: the issuance of a favorable opinion of counsel for the Company and/or submission to the Company of such other evidence as may be satisfactory to counsel for the Company to the effect that (a) the transfer will not be in violation of the Securities Act of 1933 (or any rule or regulation promulgated thereunder) and applicable state securities laws, (b) the transfer will not cause a termination of the Company for Federal income tax purposes under Section 708 of the Internal Revenue Code or any successor provision of any subsequent Federal revenue code, and (c) the transfer will not result in the Company being classified as an association taxable as a corporation or as a publicly traded partnership (within the meaning of Section 7704 of the Internal Revenue Code). Any transfer made in violation of this Article XII shall not be recognized and no such transferee shall be deemed to have any interest in the profits, gains, losses, specially allocated items of profit or loss, net cash flow or capital of the Company.

    12.3    Assignees.

            (a) Any person acquiring an interest in the Company by bequest or inheritance or by a transfer permitted pursuant to Section 12.1 shall not become a substituted Member unless and until the conditions of Article XIII have been complied with. The death, interdiction, dissolution, seizure of an interest in the Company, or bankruptcy of a Member shall not result in a cessation of his interest in the Company (unless redeemed by the Company pursuant to Section 12.5 or otherwise) and shall effectuate an assignment of his or its interest to his successor in interest who shall not become a substituted Member unless and until the conditions of Article XIII have been complied with. However, each of such transferees shall be allocated the share of Company capital, profits, gains, depreciation deductions, losses and net cash flow attributable to the interest in the Company transferred to him or her and shall otherwise be treated as a partner for Federal and Louisiana income tax purposes and for purposes of the distribution of cash or other assets to him upon the dissolution of the Company pursuant to Article XV.

            (b) No Member or assignee of any Member shall have the right or power to receive any distribution of his interest in the Company upon his cessation as a Member or assignee, notwithstanding the provisions of La. R.S. 12:1325 or any other provision of applicable law. In the event the preceding sentence is finally determined by a court of proper jurisdiction to be unenforceable, unlawful or invalid, the amount to be paid shall be equal to the fair market value of the Member's interest at that time.

            (c) No Member may retire or withdraw from the Company without the prior written approval of all Members and an amendment to these Articles executed by all Members.

    12.4    Apportionment. If an interest in the Company is transferred by bequest or by inheritance or any other transfer (which is recognized pursuant to Sections 12.1 and 12.2) is made or an additional Member is admitted into the Company at any time other than on the first day of a fiscal year of the Company, the Company books shall not be closed to determine the shares of profits, gains, depreciation deductions, losses and net cash flow of the transferor and the transferee or the original Member and all of the Members, but the profits, gains, depreciation deductions, losses and net cash flow shall be prorated on a daily basis between the portion of the Company's fiscal year preceding the date of transfer or admission and the portion of the Company's fiscal year following the date of transfer or admission, unless the Managers elect to close the Company's books as of the close of business on the day immediately preceding the date of transfer or admission to determine the transferor's or new Member's share of pre-transfer or pre-admission and the transferee's or new Member's share of post-transfer or post-admission profits, gains, depreciation deductions, losses and net cash flow.

    12.5    Redemption of Interest of Member.

            (a) Prior to one hundred, eighty (180) days before the filing by any Member of a petition for a voluntary bankruptcy or reorganization under Title 11 of the United States Code, that Member shall give notice thereof to the Company and shall convey his entire rights, title and interest in and to the Company to the Company and the Company shall purchase same for cash equal to the greater of (i) his positive capital account balance on the date of the conveyance (if any) or (ii) One Hundred and No/100 ($100.00) Dollars.

            (b) In the event said Member fails to give notice to the Company as provided in Section 12.5(a) and either a voluntary or an involuntary bankruptcy or reorganization is instituted by or with respect to that Member, the interest of that Member in the Company shall be deemed for all purposes to have been sold to the Company one hundred, eighty (180) days prior to the date on which the voluntary or involuntary bankruptcy or reorganization proceeding is instituted, for cash equal to the greater of (i) the positive capital account balance of that Member as of one hundred eighty (180) days prior to the institution of those proceedings, or (ii) One Hundred and No/100 ($100.00) Dollars. Said amount of cash shall be paid to that Member's legal representative in those proceedings.

    12.5     Encumbrance of Member Interests. No Member may pledge, mortgage, grant a security interest in or otherwise encumber his interest in the Company. Any such encumbrance shall not be recognized by the Company and the party secured thereby shall not be recognized by the Company as having any interest in Company Profits, Losses, Gains, capital and cash distributions, all of which shall continue to be allocated and distributed to the respective Member.

XIII.

ADMISSION INTO COMPANY

    13.1     In General. Except as provided in Sections 13.2 and 13.3, in the event of a sale, assignment, donation, bequest or other transfer of an interest in the Company to a party who is not a Member, said transferee shall not be recognized as a substituted Member unless and until he is approved by all of the remaining Members and an amendment to this Agreement is executed by him and by all remaining Members. No party shall be admitted into the Company as a Member unless and until he is approved by all of the other Members and an amendment to this Agreement is executed by all other Members. If any Member sells or exchanges his interest in the Company, in violation of the provisions of Article XII, and the effect of such sale or exchange is to cause a termination of the Company as a partnership under Section 708 of the Internal Revenue Code, said selling or exchanging Member shall be liable in damages to the other Members for their losses sustained thereby.

    13.2     Bequest to or Inheritance by Descendants. Upon the death, interdiction or resignation of any Manager (other than Alden J. Laborde and Margaret B. Laborde), said Manager's descendant (or sibling or descendant of a sibling) named by him in writing to be a successor Manager (and each successor thereto named by the Manager in the event the person named cannot serve) or, if no person is so named, his oldest living descendant who is then residing in the State of Louisiana or, if none, his oldest living descendant shall automatically become a substituted Manager (if he or she is not already a Manager) and, in the case of death, that person and all other descendants of a deceased Manager (or trusts therefor) who are bequeathed or who inherit any portion of said interest shall be automatically admitted into the Company as Members. Each Member hereby constitutes each other Member his agent and attorney-in-fact to execute on his behalf any amendment to this Agreement necessary to reflect said admissions. This power of attorney is irrevocable and coupled with an interest and shall survive the death, interdiction, insanity, dissolution or bankruptcy of the Member granting it.

    13.3     Inter Vivos Donations. Any donee of an interest in the Company who is a descendant of the donor or which is a trust, in which only descendants of the donor are beneficiaries, shall automatically become substituted as a Member upon his or its receipt of the donation.

XIV.

TERMINATION

    The Company shall continue in existence until December 31, 2150, unless and until it is dissolved prior thereto by the unanimous consent of all of the Members or the consent of a majority of the Managers or unless and until it is otherwise terminated as hereinafter provided in this Agreement. The death, interdiction, dissolution or insanity of any Member or Manager shall not dissolve the Company. The sale of all or substantially all of the assets of the Company shall dissolve the Company. The seizure of an interest of a Member in the Company shall not dissolve the Company. The admission of new or substitute Members shall not dissolve the Company.

XV.

WINDING UP

    15.1    Liquidator. Upon dissolution of the Company, a majority of the Managers (or a Member appointed by those Members owning over fifty (50%) percent of the interests in Profits of all remaining Members in the absence of any Manager) shall act jointly as liquidator(s) of the Company ("Liquidator") in disposing of and distributing Company assets. The liquidation of the Company shall take place out of court and without application therefor being made to the Louisiana Secretary of State, and the provisions of La. R.S. 12:1336 shall not be followed. Gains on the sale or other disposition of Company assets (after taking into account the variation between the basis of property contributed to the Company and its fair market value at the time of contribution under Section 704(c) of the Internal Revenue Code) shall be allocated among the Members and credited to their capital accounts in the order and ratios set forth in Section 7.2(1). Losses on the sale or other disposition of Company assets shall be divided among the Members and charged against their capital accounts in the ratios in which they share Losses under Section 7.2(1).

    15.2    Distributions in Kind.

            (a) With respect to any asset of the Company (other than cash) which is determined by the Liquidator to be distributed to some or all of the Members in kind, unless all Members can agree on its fair market value, an appraisal of the fair market value shall be obtained by the Liquidator from an appraiser who is licensed to appraise property of the same nature in the locality in which it is situated.

            (b) For purposes of effecting the liquidating distributions, for each of such assets each Member's capital account balance shall be increased by his share of the excess (if any) of such asset's then fair market value (as determined pursuant to Section 15.2(a)) over its net book value (net of accumulated depreciation) on the Company's books and decreased by his share of the excess (if any) of the net book value (net of accumulated depreciation) of such asset on the Company's books over its fair market value (as determined pursuant to Section 15.2(a)). A Member's share of the excess of an asset's fair market value over its net book value is equivalent to his percentage interest in Company Gains under Section 7.2(1) multiplied by such excess and his share of the excess of an asset's net book value over its fair market value is equivalent to his percentage interest in Company Losses under Section 7.2(1) multiplied by such excess.

    15.3    Distributions. Each Member shall receive on liquidation (within 90 days after the liquidation of the Company or by the close of the Company's taxable year in which its dissolution occurs, whichever is later) cash and/or other assets (valued at their appraised value, as determined above, net of any liabilities which encumber them at the time of distribution) in an amount equal to his positive capital account balance as adjusted pursuant to the provisions of Section 15.2. No Member shall receive a distribution in kind if the effect thereof is to create or increase a deficit in his capital account balance (after adjustment pursuant to Section 15.2) unless he first contributes cash to the Company in an amount equal to the deficit balance which would otherwise remain after said distribution. On liquidation of a Member's entire interest in the Company or on a termination of the Company under Section 708(b)(l) of the Internal Revenue Code he shall receive an amount equal to his positive capital account balance (adjusted by his share of unrealized appreciation or depreciation in the fair market value Company's assets); provided, however, upon a termination of the Company under Section 708(b)(1)(B) the amount to be distributed shall be deemed constructively distributed and re-contributed by each Member to the Company.

XVI.

NOTICES

    Any notices or elections or offers required herein shall be in writing and shall be deemed given at the time the same shall have been delivered in person or deposited in the United States mail, certified or registered mail, postage prepaid, addressed to the other parties hereto at the following addresses:

If To Company:	Starboard Enterprises, L.L.C.
Suite 1560
400 Poydras Street
New Orleans, LA 70130
If To Managers
and Members:	Alden J. Laborde
63 Oriole Street
New Orleans, LA 70124

Margaret B. Laborde
63 Oriole Street
New Orleans, LA 70124

Susan L. Couvillon
401 Walnut Street
New Orleans, LA 70118

James M. Laborde
245 Brockenbrough Court
Metairie, LA 70005

John P. Laborde
303 Walnut Street
New Orleans, LA 70118

Stephanie B. Laborde
3131 Moss Point Drive
Baton Rouge, LA 70808

Jane L. Roussel
No. 1 Muirfield Drive
LaPlace, LA 70068

Each Member shall have the right by notice in writing given to the Company pursuant to the provisions of this Article to change from time-to-time the respective addresses to which such notices given pursuant to the provisions of this Operating Agreement shall be sent.

XVII.

DECLARATION OF SEPARATE PROPERTY

    Each of Susan Laborde Couvillon, James M. Laborde, John P. Laborde, Stephanie B. Laborde and Jane Laborde Roussel herewith declare that they are acquiring his or her interest in the Company as an item of his or her separate property and for his or her separate account and his or her spouse signatory hereto recognizes that her or his spouse's entire interest in the Company is an item of that Member's separate property in which the Member's spouse has no interest.

XVIII.

INTERVENTION OF SPOUSES

    Each Member's spouse signatory hereto herewith intervenes herein and, after being by me first duly sworn, declared unto me, Notary, that they hereby agree with each Member and each Member's spouse to be bound by all of the terms and conditions of this Operating Agreement as they may relate to his or her interest in the Company owned by him or her directly or as his or her share of the community of acquets and gains existing between himself and herself and his or her respective spouse. Each Member's spouse signatory hereto ratifies and confirms the execution by his or her spouse of this Operating Agreement and, in particular, the authorization by his or her spouse given to the Managers contained herein to borrow funds and mortgage (or otherwise encumber) or sell Company assets. Each of said spouses does further agree and recognize that any transfer by his or her spouse of any interest in the Company shall constitute a transfer of the entire interest purported to be transferred and that no additional consideration for such transfer shall be required to be paid to him or her and that he or she shall join in such transfer upon request of any Member, and does further recognize that he or she is not a Member and shall not become a Member without the approval of all of the other Members.

XIX.

OTHER BUSINESS

    The Members are not prevented from engaging in other activities for profit, whether in the real estate rental business or otherwise. In addition, the Member may organize and manage partnerships and other limited liability companies formed to own, develop, sell or lease real estate or for any other purpose and no other Member (as a result of being a Member) shall have a right to participate in the profits derived therefrom, even if said properties should compete directly or indirectly with the business of the Company.

XX.

CONSTRUCTION

    All questions with respect to the construction of this Agreement, the rights and liabilities of the parties, the nature of the Member's interests in the Company and its assets shall be determined in accordance with the applicable provisions of the laws of the State of Louisiana; provided, however, that if the laws of any other state in which property of the Company may be located are in conflict with the laws of Louisiana, and must necessarily be given effect under the laws of such other state in managing such property, the laws of such other state shall govern, but only to the extent absolutely necessary, and the laws of the State of Louisiana shall govern and control the relationships among the Members.

XXI.

COUNTERPARTS

    This Agreement may be executed in several counterparts and as so executed shall constitute one Agreement binding on all parties hereto, notwithstanding that all the parties have not signed the original or the same counterpart.

XXII.

AMENDMENTS AND BINDING AGREEMENT

    This Agreement may be amended only by an amendment executed by all of the Members. These Articles are binding upon and shall inure to the benefit of the Members and their respective heirs, personal representatives, successors and assigns.

XXIII.

USE OF TERMS

    As the context requires, the use of the masculine gender includes the feminine and neuter gender and the use of the feminine gender includes the masculine and neuter gender and the use of the neuter gender includes the masculine and feminine genders.

XXIV.

SEVERABILITY

    Should a court of competent jurisdiction finally determine that any provision of these Articles as written is not enforceable under the laws of the State of Louisiana or the United States, it shall be reformed to the minimum extent necessary to cause it to be enforceable, but if such reformation is impossible or the provision as reformed would not effectuate the general intentions of the Member, such a determination shall not affect the enforceability and validity of any other provisions contained herein.

XXV.

ENTIRE AGREEMENT

   This Agreement contains the entire understanding among the Members and supersedes any prior understanding and/or written or oral agreements between them respecting the subject matter hereof.

    IN WITNESS WHEREOF, we hereby subscribe our signatures effective as of the 2nd day of January, 2002, but executed on the dates set forth below.

WITNESSES:

/S/ JANICE N. JOHNSON	/S/ ALDEN J. LABORDE
ALDEN J. LABORDE, Manager and Member
/S/ JANICE O. BOURGEOIS	DATED EXECUTED:December 7 , 2001

/S/ JANICE N. JOHNSON	/S/ MARGARET B. LABORDE
MARGARET B. LABORDE, Manager and Member
/S/ JANICE O. BOURGEOIS	DATE EXECUTED:December 7 , 2001

/S/ JANICE N. JOHNSON	/S/ SUSAN LABORDE COUVILLON
SUSAN LABORDE COUVILLON, Manager
and Member
/S/ JANICE O. BOURGEOIS	DATE EXECUTED:December 7 , 2001

/S/ JANICE N. JOHNSON	/S/ JAMES M. LABORDE
JAMES M. LABORDE, Manager and Member
/S/ JANICE O. BOURGEOIS	DATE EXECUTED:December 7 , 2001

/S/ JANICE N. JOHNSON	/S/ JOHN P. LABORDE
JOHN P. LABORDE, Manager and Member
/S/ JANICE O. BOURGEOIS	DATE EXECUTED:December 7 , 2001

/S/ JANICE N. JOHNSON	/S/ STEPHANIE B. LABORDE
STEPHANIE B. LABORDE, Manager and
Member
/S/ JANICE O. BOURGEOIS	DATE EXECUTED:December 7 , 2001

/S/ JANICE N. JOHNSON	/S/ JANE LABORDE ROUSSEL
JANE LABORDE ROUSSEL, Manager and
Member
/S/ JANICE O. BOURGEOIS	DATE EXECUTED: December 7 , 2001
SPOUSES OF MEMBERS:

/S/ SUSAN COUVILLON	/S/ TUCKER H. COUVILLON, III
TUCKER H. COUVILLON,III Spouse of
Susan Laborde Couvillon
/S/ JANE L. ROUSSEL	DATE EXECUTED:December 18 , 2001

/S/ CAREY J. ROUSSEL	/S/ KAREN L. LABORDE
KAREN L. LABORDE, Spouse of
James M. Laborde
/S/ MARGARET L. LABORDE	DATE EXECUTED:December 18 , 2001

/S/ CAREY J. ROUSSEL	/S/ MARGARET L. LABORDE
MARGARET L. LABORDE, Spouse of
John P. Laborde
/S/ KAREN L. LABORDE	DATE EXECUTED:December 18 , 2001

DARRELL W. HUNT, Spouse of
Stephanie B. Laborde
DATE EXECUTED: , 2001

/S/ KAREN L. LABORDE	/S/ CAREY J. ROUSSEL
CAREY J. ROUSSEL, Spouse of
Jane Laborde Roussel
/S/ MARGARET L. LABORDE	DATE EXECUTED: December 18 , 2001

ACKNOWLEDGMENT

STATE OF LOUISIANA

PARISH OF _____________

    BEFORE ME, the undersigned Notary Public, duly commissioned and qualified in and for the Parish and State aforesaid,

    PERSONALLY CAME AND APPEARED:

ALDEN J. LABORDE
MARGARET B. LABORDE
SUSAN LABORDE COUVILLON
TUCKER H. COUVILLON
JAMES M. LABORDE
KAREN L. LABORDE
JOHN P. LABORDE
MARGARET L. LABORDE
STEPHANIE B. LABORDE
DARRELL W. HUNT
JANE LABORDE ROUSSEL
CAREY J. ROUSSEL

who, after being by me first duly sworn, did declare unto me, Notary, that they executed the foregoing Operating Agreement of Starboard Enterprises, L.L.C. as their free and voluntary acts and deeds for the purposes therein set forth.

    IN WITNESS WHEREOF, we hereby subscribe our signatures on this 7th day of December, 2001.

WITNESSES:

/S/ JANICE O. BOURGEOIS	/S/ ALDEN J. LABORDE
ALDEN J. LABORDE

/S/ JANICE N. JOHNSON	/S/ MARGARET B. LABORDE
MARGARET B. LABORDE

/S/ SUSAN LABORDE COUVILLON
SUSAN LABORDE COUVILLON

TUCKER H. COUVILLON

/S/ JAMES M. LABORDE
JAMES M. LABORDE

KAREN L. LABORDE

/S/ JOHN P. LABORDE
JOHN P. LABORDE

MARGARET L. LABORDE

/S/ STEPHANIE B. LABORDE
STEPHANIE B. LABORDE

DARRELL W. HUNT

/S/ JANE LABORDE ROUSSEL
JANE LABORDE ROUSSEL

CAREY J. ROUSSEL

    /S/ ROBERT R. CASEY
NOTARY PUBLIC

ROBERT R. CASEY
NOTARY PUBLIC
ORLEANS PARISH
LOUISIANA
MY COMMISSION IS FOR LIFE

ACKNOWLEDGMENT

STATE OF LOUISIANA

PARISH OF ORLEANS

BEFORE ME, the undersigned Notary Public, duly commissioned and qualified in and for the Parish and State aforesaid,

    PERSONALLY CAME AND APPEARED:

TUCKER H. COUVILLON,III

who, after being by me first duly sworn, did declare unto me, Notary, that he executed the foregoing Operating Agreement of Starboard Enterprises, L.L.C. as his free and voluntary act and deed for the purposes therein set forth.

    IN WITNESS WHEREOF, we hereby subscribe our signatures on this _____ day of __________________, 2001.

WITNESSES:

TUCKER H. COUVILLON, III

_____________________________
NOTARY PUBLIC

ACKNOWLEDGMENT

STATE OF LOUISIANA

PARISH OF ORLEANS

    BEFORE ME, the undersigned Notary Public, duly commissioned and qualified in and for the Parish and State aforesaid,

    PERSONALLY CAME AND APPEARED:

KAREN L. LABORDE

who, after being by me first duly sworn, did declare unto me, Notary, that she executed the foregoing Operating Agreement of Starboard Enterprises, L.L.C. as her free and voluntary act and deed for the purposes therein set forth.

    IN WITNESS WHEREOF, we hereby subscribe our signatures on this 18th day of December, 2001.

WITNESSES:

/S/ JOHN P. LABORDE	/S/ KAREN L. LABORDE KAREN L. LABORDE
/S/ SUSAN L. COUVILLON

      /S/ TUCKER H. COUVILLON, III
NOTARY PUBLIC

TUCKER H. COUVILLON, III
NOTARY PUBLIC
PARISH OF ORLEANS, STATE OF LOUISIANA
MY COMMISSION IS ISSUED FOR LIFE

ACKNOWLEDGMENT

STATE OF LOUISIANA

PARISH OF ORLEANS

    BEFORE ME, the undersigned Notary Public, duly commissioned and qualified in and for the Parish and State aforesaid,

    PERSONALLY CAME AND APPEARED:

MARGARET L. LABORDE

who, after being by me first duly sworn, did declare unto me, Notary, that she executed the foregoing Operating Agreement of Starboard Enterprises, L.L.C. as her free and voluntary act and deed for the purposes therein set forth.

    IN WITNESS WHEREOF, we hereby subscribe our signatures on this 18th  day of December, 2001.

WITNESSES:

/S/ JOHN P. LABORDE	/S/ MARGARET L. LABORDE MARGARET L. LABORDE
/S/ SUSAN L. COUVILLON

      /S/ TUCKER H. COUVILLON, III
NOTARY PUBLIC

TUCKER H. COUVILLON, III
NOTARY PUBLIC
PARISH OF ORLEANS, STATE OF LOUISIANA
MY COMMISSION IS ISSUED FOR LIFE

ACKNOWLEDGMENT

STATE OF LOUISIANA

PARISH OF ORLEANS

    BEFORE ME, the undersigned Notary Public, duly commissioned and qualified in and for the Parish and State aforesaid,

    PERSONALLY CAME AND APPEARED:

DARRELL W. HUNT

who, after being by me first duly sworn, did declare unto me, Notary, that he executed the foregoing Operating Agreement of Starboard Enterprises, L.L.C. as his free and voluntary act and deed for the purposes therein set forth.

    IN WITNESS WHEREOF, we hereby subscribe our signatures on this _____ day of __________________, 2001.

WITNESSES:

DARRELL W. HUNT

______________________________
NOTARY PUBLIC

ACKNOWLEDGMENT

STATE OF LOUISIANA

PARISH OF ORLEANS

    BEFORE ME, the undersigned Notary Public, duly commissioned and qualified in and for the Parish and State aforesaid,

    PERSONALLY CAME AND APPEARED:

CAREY J. ROUSSEL

who, after being by me first duly sworn, did declare unto me, Notary, that he executed the foregoing Operating Agreement of Starboard Enterprises, L.L.C. as his free and voluntary act and deed for the purposes therein set forth.

    IN WITNESS WHEREOF, we hereby subscribe our signatures on this 18th day of December, 2001.

WITNESSES:

/S/ JOHN P. LABORDE	/S/ CAREY J. ROUSSEL CAREY J. ROUSSEL
/S/ SUSAN L. COUVILLON

      /S/ TUCKER H. COUVILLON, III
NOTARY PUBLIC

TUCKER H. COUVILLON, III
NOTARY PUBLIC
PARISH OF ORLEANS, STATE OF LOUISIANA
MY COMMISSION IS ISSUED FOR LIFE

EXHIBIT "A"
TO
OPERATING AGREEMENT
OF
STARBOARD ENTERPRISES, L.L.C.

    1.     All assets in Goldman Sachs Account Number 028-04168-9 in the name of Alden J. Laborde, having a fair market value of $2,475,875

    2.     1,524,700 shares of common stock of Gulf Island Fabrication, Inc., having a fair market value of $17,838,990

    3.     A 100% interest in La Belle Place, L.L.C., having a fair market value of $441,000

    4.     A 25% interest in Almar Rexmere Lands, L.L.C., having a fair market value of $100,000.